FIRST INDIANA CORPORATION

News Release

Contact: William J. Brunner

(317) 269-1614

FIRST INDIANA CORPORATION ANNOUNCES

DISCONTINUANCE OF WHOLESALE CONSUMER LOAN ORIGINATIONS

Indianapolis. – August 14, 2007 – First Indiana Corporation (NASD: FINB) announced today that effective immediately it is discontinuing the origination of consumer loans through its wholesale lending network. This segment of the company’s business originated consumer loans through a national network of mortgage brokers. The company regularly sold the majority of these loans to investors in the secondary market, realizing a gain on sale.

“The general business climate for these types of loans has deteriorated to the point where the future outlook for this segment of our business no longer makes economic sense for First Indiana,” said Robert Warrington, President and Chief Executive Officer of First Indiana. The company expects to incur one-time expenses in the third quarter of 2007 of approximately $535,000 in connection with discontinuing this business segment. First Indiana will continue to make home equity and other consumer loans through its local branch network.

First Indiana Corporation (NASD: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

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This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Information concerning factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements is available in First Indiana Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on First Indiana Corporation’s Web site at www.firstindiana.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

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